Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

June 20, 2005

Item 3

News Release

The press release was issued on June 20, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

As part of the Bisha feasibility study a reserve statement estimate will be required and, in order to confirm continuity of mineralization and verify variography, Nevsun has drilled several parts of the deposit on sections 12.5 meters apart. Two areas were selected by AMEC for detailed drilling, one in the southern part of the deposit where less continuity had been indicated and one in the northern part of the deposit

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

June 20, 2005

NEVSUN RESOURCES LTD.

Per: “Cliff Davis”

Cliff Davis

CFO

N E W S R E L E A S E

ASSAY RESULTS FROM THE IN-FILL DRILL PROGRAM AT THE BISHA GOLD/VMS DEPOSIT, ERITREA

[RE-RELEASE – CORRECTION UNDERLINED]

June 20, 2005

As part of the Bisha feasibility study a reserve statement estimate will be required and, in order to confirm continuity of mineralization and verify variography, Nevsun has drilled several parts of the deposit on sections 12.5 meters apart. Two areas were selected by AMEC for detailed drilling, one in the southern part of the deposit where less continuity had been indicated and one in the northern part of the deposit. The final feasibility study is scheduled for completion in the first quarter of 2006.

Assay results from the southern block of infill drilling have been received. Coupled with results from past drilling as well as holes B-316 to B-319 that were drilled earlier in the 2005 program and reported in a press release of March 29, 2005, it is interpreted that the grade of mineralization is at least equal to and likely better than the October 2004 resource statement indicates. The continuity of mineralization has been confirmed by this additional work.

Highlights include:

Oxide Zone

Hole B-353 intersected 8.41 g/t Au and 300.2 g/t Ag over 31.75 meters

Supergene Zone

Hole B-351 intersected 12.26% Cu over 29.5 meters

HoleB-353 intersected 17.29% Cu over 10.3 meters

Primary Sulphide Zone

Hole B-350 intersected 18.02% Zn over 28.0 meters and 14.3% Zn over 15.0 meters

Hole B-348 intersected 13.04% Zn over 11.5 meters

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Oxide
B-348	49.5	56.5	6.0	1.48	54.3	0.01	0.08	0.01	-45	1715663
B-349	37.5	46.5	9.0	1.0	126.2	0.04	1.14	0.04	-46	1715638
B-350	40.5	51.0	10.5	0.75	138.3	0.04	1.43	0.03	-45	1715613
B-351	28.5	39.0	10.5	3.2	33.0	0.11	1.56	0.10	-46	1715613
B-352	19.2	34.5	15.3	3.60	8.4	0.23	0.92	0.16	-45	1715638
B-353	16.25	48.0	31.75	8.41	300.2	0.22	1.10	0.15	-45	1715638
B-354	16.5	39.0	22.5	1.56	7.0	0.09	0.42	0.14	-47	1715663
B-355	14.0	33.0	19.0	3.35	11.1	0.18	0.89	0.21	-45	1715663
and	45.0	48.0	3.0	6.23	19.5	0.01	0.18	0.01

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
B-356	21.0	33.3	12.3	2.01	7.0	0.11	0.21	0.14	-45	1715638
B-357	15.25	60.0	44.75	2.59	9.8	0.09	0.39	0.11	-45	1715613
Supergene
B-348	58.0	91.2	32.3	0.67	24.6	2.96	0.08	0.04	-45	1715663
B-349	48.0	58.0	10.0	0.68	47.1	5.41	0.26	0.04	-46	1715638
and	58.0	69.0	11.0	1.16	137.1	3.81	1.09	10.24
and	69.0	82.0	13.0	0.63	28.2	2.67	0.13	0.28
B-350	51.0	640	13.0	0.90	47.8	5.98	0.23	0.12	-45	1715613
B-351	42.0	71.5	29.5	0.86	125.1	12.26	0.53	0.30	-46	1715613
B-353	51.0	54.0	3.0	6.53	162.5	0.04	0.87	0.02	-45	1715638
and	54.0	64.3	10.3	0.92	79.7	17.29	0.66	0.15
B-354	39.0	45.0	6.0	8.14	553.5	0.02	4.97	0.01	-47	1715663
and	45.0	85.0	40.0	1.02	91.3	9.35	0.62	0.41
Primary
B-348	98.5	110.0	11.5	0.94	83.7	1.19	0.49	13.04	-45	1715663
B-349	82.0	103.35	21.35	0.90	66.0	0.93	0.52	11.85	-46	1715638
B-350	64.0	79.0	15.0	0.96	93.1	1.81	0.69	14.30	-45	1715613
and	93.7	121.7	28.0	0.83	93.8	0.93	0.62	18.02
B-351	71.5	86.9	15.4	1.03	72.4	3.36	0.26	1.05	-46	1715613
and	97.0	107.5	10.5	0.35	10.4	1.00	0.00	0.36
B-353	64.3	79.0	14.7	0.18	4.3	1.43	0.03	0.04	-45	1715638
B-343	311.55	314.1	2.55	0.75	54.7	1.59	0.00	0.78	-65	1715100

Hangingwall Copper Zone

Past drilling has identified appreciable amounts of copper mineralization located up to several hundred meters into the hanging wall of the Bisha Main zone. The style of mineralization is usually in the form of stringers and disseminations of pyrite often with chalcocite and hematite present. It is interpreted that this zone may extend for hundreds of meters in a north south direction. Airborne EM conductors are interpreted to be associated with the zone and likely reflect the stringer type mineralization. Drilling to date has been relatively shallow with only the oxide/supergene interval having been tested (to 65.0m vertical).

A summary of assays from several holes that have tested this horizon include a new intersect within hole B-335 and hole B-109 where additional sample of previous drill core has identified similar mineralisation:

B-335	28.5	86.5	56.5	0.00	1.0	0.81	0.00	0.02	-55	1715800
B-109	40.0	71.5	31.5	0.00	0.5	0.76	0.00	0.01	-45	1715800

Other disseminated copper horizons usually consisting of chalcocite within acidified rocks are also common in the hangingwall. Examples include:

B-337	37.5	51.0	13.5	0.01	0.5	1.04	0.00	0.03	-56	1715700
B-338	24.0	37.5	13.5	0.01	1.3	1.24	0.00	0.01	-60	1715950
and	55.5	76.0	20.5	0.01	0.7	0.84	0.00	0.05

Additional work will be required to more fully define this zone and its impact on the overall economic aspects of the deposit.

Analytical procedural errors for zinc have been report by ALS Chemex for the samples previously reported in hole B-329. Re-assayed results indicate that the 128.4 meter interval from 288.6 to 417.0 meters averaged 0.66 g/t Au, 49.1 g/t Ag, 0.96% Cu and 7.36% Zn. This included a 83.9 meter interval from 288.6 to 372.5 which returned 0.71 g/t Au, 63.0 g/t Ag, 0.92% Cu and 11.1% Zn.

Bill Nielsen, Vice-President of Exploration for Nevsun, a qualified person under National Instrument 43-101, supervised and directed all work associated with the drilling program.

Sample preparation and analysis were conducted at ALS Chemex of Vancouver, Canada.

Forward Looking Statements:  The above contains forward looking statements that are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in our forward looking statements.  Factors that could case such differences include:  changes in world gold markets, equity markets, costs and supply of materials relevant to the mining industry, change in government and changes to regulations affecting the mining industry.  Forward-looking statements in this release include statements regarding the grade of mineralization, extension of the zone for hundreds of meters, and economic aspects of the deposit. Although we believe the expectations reflected in our forward looking statements are reasonable, results may vary, and we cannot guarantee future results, levels of activity, performance or achievements.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-18a.doc	For further information, Contact: Judy Baker (604) 623-4704 or 1-888-600-2200 e-mail: nevsuninfo@nevsun.com Website: www.nevsun.com

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